Exhibit 4.20

High-trigger loss-absorbing  additional  tier  1  capital  instrument

Issuer	UBS Group AG
ISIN	CH1160680174
Issue Date	16.02.2022
Currency	CHF
Nominal (million)	265
Interest Rate	3.375% [1]
Maturity Date	perpetual
First Call Date	16.02.2027

1  Rate subject  to  change  after  first  call  date.

TERMS AND  CONDITIONS  OF  THE  NOTES

The terms  and conditions of  the  Tier  1 Capital Notes  issued by UBS Group AG  are  as  follows:

1.                    DEFINITIONS

"Additional Amounts" has the meaning assigned to such term in clause (b) of Condition 8 (Taxation).

"Additional  Tier  1  Capital"  means,  at  any  time,  any  item  that  qualifies  as  additional  tier 1 capital  (zusätzliches  Kernkapital) under National  Regulations  at such time.

"Adjustment Spread" means, with respect to any Alternative Benchmark Rate determined in accordance with the provisions of clause (c) of Condition 4 (Interest), a spread (which may be positive or negative), or a formula or methodology for calculating such a spread, applied to such Alternative Benchmark Rate in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to Holders as a result of the  replacement  of  the  Existing Benchmark Rate  with  such Alternative Benchmark Rate.

"Affected Reset Interest Period" has the meaning assigned to such term in subclause (c)(i) of Condition  4  (Interest).

"Agency  Agreement"  means  the  Agency  Agreement  dated  as  of  the  Issue  Date,  among  the  Issuer,  the Principal Paying Agent, the Calculation Agent and the other agents from time to time party thereto,  as  amended,  supplemented  or  otherwise modified from time to time.

"Alignment  Event"  has  the  meaning  assigned  to  such  term  in  clause (a) of  Condition 11 (Substitution  and  Amendment).

"Alternative Benchmark Rate" has the meaning assigned to such term in subclause (c)(i) of Condition  4  (Interest).

"Alternative Loss Absorption Date" has the meaning assigned to such term in clause (f) of Condition  6  (Contingent  Write-down).

"Alternative Relevant Page" has the meaning assigned to such term in subclause (c)(v)(A) of Condition  4  (Interest).

"Alternative Relevant Time" has the meaning assigned to such term in subclause (c)(v)(A) of Condition  4  (Interest).

"Auditor" means the accounting firm (i) appointed by the Board of Directors of the Group Holding Company or the shareholders of the Group Holding Company, as the case may be, to provide, among other things, audit and/or review opinions on the Group Holding Company's financial statements,  and  (ii) approved by  FINMA  in  accordance  with  the  Financial  Market  Supervisory  Act  (Finanzmarktaufsichtsgesetz)  of 22 June  2007,  as  amended  from time to time.

"Authorised  Signatories"  means  any  two  authorised  officers  of  the  Issuer  signing  jointly.

"Balance Sheet Date" means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary  Publication  Date,  and  (ii)  with  respect  to  any  Extraordinary  Publication  Date,  the  cut-off  date for the Reviewed Interim Measurement published upon the instruction of FINMA on such Extraordinary Publication Date.

"Bankruptcy  Event"  means  any  of  the following events  with  respect  to  the Issuer: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to articles 171, 189, 190, 191 or 192 of the DEBA, including, without limitation, in connection with article 725a of the Swiss Code, (ii) the granting  of  a  provisional  or  definitive  stay  of  execution  (provisorische  oder  definitive  Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA or pursuant to any successor  or  analogous  Swiss  law  or  regulation  applicable  to  bank  holding  companies  in

Switzerland such  as  UBS Group AG, and/or  (iv) the ordering  of  liquidation  proceedings  (Liquidation) pursuant to articles 33 to 37g of the FBA or pursuant to any successor or analogous Swiss  law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS  Group  AG;  provided,  however,  that  none  of  the  following  will  constitute  a  Bankruptcy  Event:

(x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA,  (y) proceedings in  connection  with  a  freezing  order  (Arrestverfahren)  pursuant  to  article 271 et  seq.  of  the  DEBA,  and/or  (z) the institution  of  protective  measures  (Schutzmassnahmen) pursuant to article 26 of the FBA or pursuant to any successor or analogous Swiss  law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS Group AG, including, in the case of each of subclauses (x), (y) and (z), any steps (other than any steps described in clauses (i) through (iv) of this definition) taken under or in connection therewith.

"BIS  Regulations"  means,  at  any  time,  the  capital  adequacy  standards  and  guidelines  promulgated  by the Basel Committee on Banking Supervision, as implemented by FINMA in Switzerland at such time.

"BIS Risk Weighted Assets" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of risk-weighted assets of the Group as of such Balance Sheet Date, as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term "risk-weighted  assets"  as  used  in  this  definition  has  the  meaning  assigned  to  such  term  in  the  BIS  Regulations  in  effect  as  of the relevant  Balance Sheet Date.

"Business  Day"  means  a  day  (other  than  a  Saturday  or  a  Sunday)  on  which  commercial  banks  and  foreign exchange markets settle payments and are open for general business (including, without limitation,  dealing  in  foreign  exchange  and  foreign currency deposits)  in  Zurich.

"Calculation Agent" means UBS AG, in its capacity as calculation agent for the Notes, and includes any successor calculation agent for the Notes appointed in accordance with the terms of the  Agency  Agreement.

"Calculation  Amount"  means  CHF  200,000.

"Calculation Period" means the relevant period for which interest is to be calculated from (and including)  the  first  day  in such period  to (but excluding)  the last day in such period.

"Capital Adequacy Ordinance" means the Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Firms of 1 June 2012, as amended from time to time, or any successor Swiss law or regulation.

"CET1 Capital" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on  the  relevant  Extraordinary  Publication  Date,  as  applicable.  For  the  avoidance  of  doubt,  the  term  "common equity tier 1 capital" as used in this definition has the meaning assigned to such term in the BIS Regulations  in  effect as of the relevant Balance Sheet Date.

"CET1 Ratio" means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage,  such  ratio  (or  the  components  thereof)  as  determined  by  the  Group  Holding  Company,  and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication  Date  or  (ii) constituting (or  as  disclosed  in)  the  Reviewed  Interim  Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable.

"CHF"  means  Swiss  francs.

"Compliant Securities" means securities issued by UBS Group AG or any of its subsidiaries that have economic terms not materially less favourable to a Holder than these Terms and Conditions (as  reasonably  determined  by  the Issuer), provided that:

(a)                  such securities  (A) include terms  that  provide  for  the  same  interest  rate  and  principal  from  time to time applying to the Notes, (B) rank pari passu with the Notes and (C) preserve any existing rights under these Terms and Conditions to any accrued and unpaid interest that  has  not  been  satisfied;

(b)                  where such securities are issued by a subsidiary of UBS Group AG, UBS Group AG has irrevocably  and  unconditionally  guaranteed  to  the  holders  of  such  securities,  on  a  subordinated  basis  corresponding  mutatis  mutandis  to  Condition  3 (Status  and  Subordination), the due and punctual payment of all amounts due and payable by such subsidiary  under,  or  in  respect  of,  such  securities  pursuant  to  article  111  of  the  Swiss  Code;

(c)                  where the Notes that have been substituted or amended were listed immediately prior to their  substitution  or  amendment,  such  securities  are  listed  on  (A)  the  SIX  Swiss  Exchange  or  (B) such other internationally recognised  stock exchange selected  by the Issuer;  and

(d)                  where the Notes that have been substituted or amended were rated by a rating agency immediately  prior  to  such  substitution  or  amendment,  each  such  rating  agency  has  ascribed, or announced its intention to ascribe and publish, an equal or higher rating to such securities.

"Contingent  Write-down"  means  the  events  described  in  subclauses (i) through  (iii)  of  clause (d) of  Condition  6  (Contingent  Write-down).

"Day Count Fraction" means, in respect of any Calculation Period, the number of days in such Calculation Period divided by 360  calculated  on  a  formula basis as  follows:

"Y1"  is  the  year,  expressed  as  a  number,  in  which  the  first  day  of  the  Calculation Period falls;

"Y2"  is  the  year,  expressed  as  a  number,  in  which  the  day  immediately  following  the  last  day  included in the Calculation Period  falls;

"M1"  is  the  calendar  month,  expressed  as  a  number,  in  which  the  first  day  of  the  Calculation  Period  falls;

"M2"  is  the  calendar  month,  expressed  as  number,  in  which  the  day  immediately  following  the  last  day included in  the Calculation Period  falls;

"D1"  is  the  first  calendar  day,  expressed  as  a  number,  of  the  Calculation  Period,  unless  such  number  would be 31, in which  case D1 will  be 30; and

"D2" is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2  will  be 30.

"DEBA"  means  the  Swiss  Federal  Debt  Enforcement  and  Bankruptcy  Act  of  11  April  1889,  as  amended  from  time to time.

"Distributable Items" means, in respect of any Interest Payment Date, the aggregate of (i) net profits carried forward and (ii) freely distributable reserves, in each case, less any amounts that must be contributed to legal reserves under applicable law, all in UBS Group AG's reporting currency and as  appearing  in  the  Relevant  Accounts.

"Event  of  Default"  has  the  meaning  assigned  to  such  term  in  clause  (a)  of  Condition  10  (Events  of  Default).

"Existing Benchmark Rate" has the meaning assigned to such term in clause (c) of Condition 4 (Interest).

"Extraordinary  Publication Date"  means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of FINMA, after FINMA has determined that the conditions  for  issuing  a  Trigger  Event  Write-down  Notice  in  accordance  with  Condition 6 (Contingent  Write-down) have been  met.

"Extraordinary  Trigger  Event  Notice  Date"  has  the  meaning  assigned  to  such  term  in  subclause (b)(i) of Condition 6  (Contingent  Write-down).

"FBA" means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended  from  time to time.

"FINMA" means the Swiss Financial Market Supervisory Authority FINMA and any successor thereto.

"First  Call  Date" means 16  February 2027.

"FISA" means the Swiss Federal Intermediated Securities Act of 3 October 2008, as amended from time  to  time.

"Fixed  Interest  Rate"  means  3.375  per  cent.  per  annum.

"Former Residence" has the meaning assigned to such term in subclause (a)(v) of Condition 13 (Issuer  Substitution).

"Going-Concern  LR  Requirement"  means  a  requirement  under  National  Regulations  for  systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference  to  the leverage ratio (Höchstverschuldungsquote)  of such bank.

"Going-Concern RWA Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference  to  the risk weighted  assets  (risikogewichtete Positionen)  of such bank.

"Group"  means,  at  any  time,  the  Group  Holding  Company  and  all  its  subsidiaries  and  other  entities  that  are  included  in  the  Group  Holding  Company's  consolidated  capital  adequacy  reports  prepared  pursuant  to  National Regulations.

"Group Holding Company" means, at any time, the top Swiss holding company at such time of the financial group to which UBS Group AG belongs for purposes of preparing consolidated capital  adequacy  reports  pursuant  to  National  Regulations.  As  at  the  Issue  Date,  the  Group  Holding  Company is UBS  Group  AG.

"Higher-Trigger  Amount"  means,  as  of  any  Publication  Date,  the  sum  of  (i)  the  maximum  portion  of  the  aggregate  principal  amount,  in  the  Presentation  Currency  of  the  Quarterly  Financial  Accounts or Reviewed Interim Measurement, as the case may be, to which such Publication Date relates,  of  all  Higher-Trigger  Contingent  Capital,  if  any,  outstanding  on  the  relevant  Balance  Sheet  Date  that  could  be  converted  into  equity  and/or  fully  or  partially  written  down,  or  otherwise  operate  to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount,  in  the  Presentation  Currency  of  the  Quarterly  Financial  Accounts  or  Reviewed  Interim

Measurement, as the case may be, to which such Publication Date relates, of all Higher-Trigger Contingent  Capital,  if  any,  issued  after  the  relevant  Balance  Sheet  Date,  but  prior  to  such  Publication Date, that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii),  as  determined  by  UBS  Group  AG.  For  purposes  of  clause  (ii)  of  this  definition  and,  in  the  case  of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any Higher-Trigger Contingent Capital that is not denominated in the Presentation Currency will be converted into the Presentation Currency at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS Group AG. In the  case  of  an  Ordinary  Publication  Date,  for  purposes  of  clause  (i)  of  this  definition,  the  aggregate  principal  amount  of  any  Higher-Trigger  Contingent  Capital  that  is  not  denominated  in  the  Presentation  Currency  will  be  converted  into  the  Presentation  Currency  at  the  applicable  exchange  rate  used for such purposes in the relevant Quarterly  Financial  Accounts.

"Higher-Trigger Contingent Capital" means any instrument issued by, or any other obligation of,  any  member  of  the  Group  that  (i)  is  issued  or  owed  to  holders  that  are  not  members  of  the  Group  and  (ii) is required  pursuant  to  its  terms  to  be  converted  into  equity  and/or  fully  or  partially  written  down, or otherwise operating to increase the CET1 Capital, when the CET1 Ratio (or equivalent capital  measure  of  the  Group  described  in  the  terms  and  conditions  thereof)  falls  below  a  threshold  that  is  higher  than  the  Write-down  Threshold  (with  respect  to  the  relevant  Higher-Trigger  Contingent  Capital, its "Higher-Trigger Threshold").

"Higher-Trigger Threshold" has the meaning assigned to such term in the definition of the term "Higher-Trigger Contingent Capital".

"Higher-Trigger Write-down/Conversion Date" has the meaning assigned to such term in the definition of the  term  "Higher-Trigger  Write-down/Conversion Notice".

"Higher-Trigger Write-down/Conversion Notice" means a notice delivered pursuant to the terms  of  any  Higher-Trigger  Contingent  Capital  that  notifies  the  holders  thereof  that  the  CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger  Contingent  Capital)  has  fallen  below  its  Higher-Trigger  Threshold  and,  consequently, that such Higher-Trigger Contingent Capital will be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, as applicable, as of a particular date (such date, the "Higher-Trigger Write-down/Conversion Date"). For the avoidance of doubt, if the terms and conditions of such Higher-Trigger Contingent Capital permit FINMA  to  waive  the  conversion  into  equity  and/or  write-down  of  such  Higher-Trigger  Contingent  Capital notwithstanding the fact that the CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below the Higher-Trigger Threshold, the non-issuance of such a waiver by FINMA between the relevant Publication  Date  and  the  Trigger  Event  Notice  Date  will  be  deemed  equivalent  to  the  delivery  of  a  Higher-Trigger Write-down/Conversion Notice for purposes of subclause (b)(ii) of Condition 6 (Contingent  Write-down).

"Holder"  means,  with  respect  to  any  Note,  the  person  or  persons  holding  such  Note  in  a  securities  account  (Effektenkonto)  that  is  in  its  or  their  name,  or,  in  the  case  of  intermediaries  (Verwahrungsstellen), the intermediary or intermediaries holding such Note for its or their own account  in  a  securities  account  (Effektenkonto)  that  is  in  its  or their name.

"Independent  Adviser"  means  an  independent  financial  institution  of  international  repute  or  other  independent financial adviser experienced in the international capital markets, in each case, appointed  by  the Issuer at its own  expense.

"Independent Adviser Determination Cut-off Date" has the meaning assigned to such term in subclause (c)(i) of Condition 4  (Interest).

"Interest  Payment  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(ii)  of  Condition  4 (Interest).

"Interest Period" means each period beginning on (and including) an Interest Payment Date (or, in  the  case  of  the  first  Interest  Period,  the  Issue  Date)  and  ending  on  (but  excluding)  the  next  Interest  Payment  Date.

"Interest  Rate"  means  the  Fixed  Interest  Rate  and/or  Reset  Interest  Rate,  as  the  case  may  be.

"Intermediary" has the meaning assigned to such term in clause (b) of Condition 2 (Amount and Denomination;  Form and Transfer).

"Intermediated Securities" has the meaning assigned to such term in clause (b) of Condition 2 (Amount  and  Denomination;  Form and Transfer).

"Issue  Date"  means 16 February 2022.

"Issuer"  means  UBS Group AG in its capacity  as  issuer  of  the  Notes.

"Junior Obligations" means (i) all classes of share capital and participation securities (if any) of the Issuer and (ii) all other obligations of the Issuer that rank, or are expressed to rank, junior to claims  in  respect  of the Notes and/or any Parity Obligation.

"Margin"  means 3.335 per cent. per annum.

"Mid Market Swap Rate"  means,  in relation to any Reset  Interest  Period:

(a)                  the annual-mid  rate  for  Swiss  franc  swaps  with  a  term  of  five  years  and  a  floating  leg  based  on SARON (Swiss Average Rate Overnight) that appears on the Relevant Page as of the Relevant Time on the Reset Determination Date in relation to such Reset Interest Period; or

(b)                  if such rate does not appear on the Relevant Page at the Relevant Time on such Reset Determination Date, the Reset Reference Bank Rate in relation to such Reset Interest Period.

"Mid Market Swap Rate Quotations" means, in relation to any Reset Interest Period, the  arithmetic mean of the bid and offered rates for the annual fixed leg (calculated on an Actual/360 day count basis)  of a fixed-for-floating Swiss franc  interest  rate swap transaction that:

(a)                  has a term of five years commencing on the Reset Date on which such Reset Interest Period commences; and

(b)                  is in an amount that is representative for a single transaction in the relevant market at the relevant  time  with an acknowledged  dealer of good  credit  in  the swap market; and

(c)                  has a floating leg based on SARON (Swiss Average Rate Overnight) (calculated on the day count basis  customary  for  floating  rate  payments  in  Swiss  francs).

"National Regulations" means, at any time, (i) the Swiss national banking and capital adequacy laws,  and  (ii) the capital  adequacy  regulations  promulgated  by  the  Swiss  Federal  Council  (Bundesrat) or FINMA and the interpretation thereof by FINMA or any other competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS Group AG (and/or, if  different, the Group  Holding Company) and/or the Group at such time.

"New Residence" has the meaning assigned to such term in subclause (a)(i)(E) of Condition 13 (Issuer  Substitution).

"Notes" means the CHF 265,000,000 3.375 per cent. Tier 1 Capital Notes issued by the Issuer on the  Issue Date.

"Ordinary Publication Date" means each Business Day on which Quarterly Financial Accounts are published.

"Ordinary  Shares"  means  the  registered ordinary shares  of  UBS  Group AG.

"Ordinary  Trigger  Event  Notice  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i)  of  Condition  6  (Contingent  Write-down).

"Parity Obligations" means (i) all obligations of the Issuer in respect of Tier 1 Instruments (excluding any such obligations that rank, or are expressed to rank, junior to claims in respect of the  Notes),  and  (ii) any other  securities  or  obligations  (including,  without  limitation,  any  guarantee,  credit support agreement or similar undertaking) of the Issuer that rank, or are expressed to rank, pari  passu  with claims in respect of  the Notes and/or  any  Parity  Obligation.

"Paying Agent" has the meaning assigned to such term in clause (b) of Condition 7 (Payments;  Paying Agents).

"Permitted  Transactions"  means:

(a)                  repurchases, redemptions  or  other  acquisitions  of  any  Ordinary  Shares  in  connection  with

(x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Ordinary Shares (or securities convertible into, or exercisable for, Ordinary Shares) as consideration for an acquisition consummated by any  member of the  Group;

(b)                  market-making in  Ordinary  Shares  as  part  of  the  securities  business  of  any  member  of  the  Group;

(c)                  purchases of fractional interests in any Ordinary Shares pursuant to the conversion or exchange provisions of (x) such Ordinary Shares or (y) any security convertible into, or exercisable  for,  Ordinary  Shares;

(d)                  redemptions or repurchases of Ordinary Shares pursuant to any shareholders' rights plan; and

(e)                  distributions in cash or in kind on, or repurchases, redemptions or other acquisitions of, any  Ordinary  Shares  as  a  part  of  any  solvent  reorganisation,  reconstruction,  amalgamation  or merger of any member of the Group, so long as such member (or the successor entity resulting  from  such  reorganisation,  reconstruction,  amalgamation  or  merger)  continues  to  be  a member of the Group.

"Presentation  Currency"  means  (i) with respect  to  any  Quarterly  Financial  Accounts,  the  presentation  currency  of  such  Quarterly  Financial  Accounts,  and  (ii)  with  respect  to  any  Reviewed  Interim Measurement, the Presentation Currency of the Quarterly Financial Accounts that will be prepared for the relevant financial quarterly or annual period in which the relevant Extraordinary Publication Date falls.

"Principal  Paying  Agent"  means  UBS  AG,  in  its  capacity  as  principal  paying  agent  for  the  Notes,  and includes any successor principal paying agent for the Notes appointed in accordance with the terms  of the Agency Agreement.

"Public Sector" means the government of, or a governmental agency or the central bank in, the country  of incorporation of the Group Holding Company.

"Publication Date" means an Ordinary Publication Date or an Extraordinary Publication Date, as the  case may be.

"Quarterly Financial Accounts" means (i) the financial statements of the Group (including, without limitation, the notes thereto) in respect of a financial quarter published by the Group Holding  Company,  which  have  been  reviewed  by  the  Auditor  in  accordance  with  the  International  Standards  on  Auditing;  provided,  however,  that,  if  the  financial  statements  of  the  Group  in  respect  of the last quarter of any year are not so reviewed, the term "Quarterly Financial Accounts" in respect of such quarter will mean instead the annual financial statements of the Group (including, without limitation, the notes thereto) in respect of such year, which have been audited by the Auditor  in  accordance  with  the  International  Standards  on  Auditing  and  are  published  in  the  annual  report  of  the  Group  Holding  Company  for  such  year,  or  (ii)  in  the  event  that  the  Group  does  not publish quarterly financial statements as described in clause (i) of this definition, the financial disclosures published by the Group pursuant to and in compliance with FINMA Circular 2016/01 "Capital Adequacy Disclosures Banks", as amended from time to time, or pursuant to and in compliance with any successor circular or regulation applicable to the Group Holding Company, provided that such financial disclosures are published for each financial quarter and the interim earnings included in such disclosures have been reviewed by the Auditor in accordance with International  Standards  on  Auditing.

"Redemption Date" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption  and  Purchase).

"Redemption Notice" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption  and  Purchase).

"Regulatory Event" has the meaning assigned to such term in subclause (d)(ii) of Condition 5 (Redemption  and  Purchase).

"Relevant  Accounts"  means,  in  respect  of  any  Interest  Payment  Date,  the  most  recently  published  audited  unconsolidated  annual  financial  statements  of  UBS Group AG  prepared  in  accordance  with  the  Swiss  Code.

"Relevant Date" means, with respect to any payment, (i) the date on which such payment first becomes due under the Notes (the "Scheduled Due Date"), or (ii) if the full amount of the money payable on the Scheduled Due Date has not been received by the Principal Paying Agent on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has  been  received  by  the Principal Paying  Agent.

"Relevant  Page"  means  the  GOTTEX  page  "CHF  LCH  –  CHF  Main  Page"  (or  (i)  such  other  page  as may replace that page on GOTTEX, or (ii) such other page on such other information service that may replace GOTTEX, in each case, as may be nominated by the person providing or sponsoring  the  information  appearing  there  for  purposes  of  displaying  rates  comparable  to  the  Mid  Market  Swap  Rate).

"Relevant Swiss Issuer" means, at any time, any bank, or any member of a banking group (including,  without  limitation,  the  Group),  that  is  subject  to  a  Going-Concern  LR  Requirement  and  a  Going-Concern  RWA Requirement at  such  time.

"Relevant  Time"  means  11:00  a.m.  (Zurich  time).

"Reset Date" means the First Call Date and each day that falls on the fifth anniversary of the immediately preceding Reset  Date.

"Reset Determination Date" means, in relation to any Reset Interest Period, the day falling two Business  Days  prior  to the Reset Date  on which such Reset  Interest  Period commences.

"Reset Interest Amount" has the meaning assigned to such term in clause (b) of Condition 4 (Interest).

"Reset Interest Period" means each period from (and including) any Reset Date and ending on (but  excluding) the next Reset Date.

"Reset Interest Rate" means, in relation to any Reset Interest Period, the sum of the Margin and the Mid Market Swap Rate in  relation  to such Reset  Interest  Period.

"Reset  Reference  Bank  Rate"  means,  in  relation  to  any  Reset  Interest  Period,  the  percentage  rate  determined by the Calculation Agent on the basis of the Mid Market Swap Rate Quotations in relation to such Reset Interest Period provided by the Reset Reference Banks to the Calculation Agent at approximately the Relevant Time on the Reset Determination Date in relation to such Reset  Interest  Period.  If  at  least  three  such  quotations  are  provided,  the  Reset  Reference  Bank  Rate  for such Reset Interest Period will be the arithmetic mean of the quotations provided, eliminating the  highest  quotation  (or,  in  the  event  of  equality,  one  of  the  highest)  and the lowest  quotation  (or,  in  the  event  of  equality,  one  of  the  lowest).  If  only  two  such  quotations  are  provided,  the  Reset

Reference Bank Rate for such Reset Interest Period will be the arithmetic mean of the quotations provided. If only one such quotation is provided, the Reset Reference Bank Rate for such Reset Interest Period will be the quotation provided. If no quotations are provided, the Reset Reference Bank Rate for such Reset Interest Period will be equal to (i) in the case of each Reset Interest Period other than the Reset Interest Period commencing on the First Call Date, the Mid Market Swap Rate in relation to the immediately preceding Reset Interest Period, or (ii) in the case of the Reset  Interest  Period  commencing on the  First  Call  Date,  0.040  per  cent.  per annum.

"Reset Reference Banks" means five major banks in the swap, money, securities or other market most  closely  connected  with  the  Mid  Market  Swap  Rate,  as  selected  by  the  Issuer  after  consultation  with the Calculation Agent.

"Reviewed Interim Measurement" means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed- upon  procedures  engagements.

"Scheduled Due Date" has the meaning assigned to such term in the definition of the term "Relevant  Date".

"Senior Obligations" means all obligations of the Issuer that are unsubordinated or that are subordinated and do  not  constitute  either  Junior  Obligations  or  Parity Obligations.

"Substitute Issuer" has the meaning assigned to such term in clause (a) of Condition 13 (Issuer  Substitution).

"Substitution  Documents"  has  the  meaning  assigned  to  such  term  in  subclause (a)(iv) of  Condition  13  (Issuer Substitution).

"Substitution  or  Amendment  Effective  Date"  has  the  meaning  assigned  to  such  term  in  subclause (a)(iii) of Condition  11 (Substitution  and  Amendment).

"Substitution  or  Amendment  Notice"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(iii)  of  Condition  11  (Substitution  and  Amendment).

"Swiss Code" means the Swiss Code of Obligations of 30 March 1911, as amended from time to time.

"Tax  Event"  has  the  meaning  assigned  to  such  term  in  subclause (c)(ii) of  Condition 5 (Redemption  and  Purchase).

"Tax  Jurisdiction"  means  Switzerland.

"Taxes"  has  the  meaning assigned to such term in clause (a)  of  Condition  8 (Taxation).

"Tier 1 Capital" means Additional Tier 1 Capital or any item  that qualifies as common equity tier 1 capital  pursuant  to  National Regulations.

"Tier 1 Instruments" means any and all (i) securities or other obligations (other than Tier 1 Shares)  issued  by  UBS Group AG or  (ii) shares, securities,  participation  securities  or  other  obligations (other than Tier 1 Shares) issued by a subsidiary of UBS Group AG and having the benefit  of  a  guarantee,  credit  support  agreement  or  similar  undertaking  of  UBS  Group AG, each  of  which  shares,  securities,  participation  securities  or  other  obligations  described  in  clauses  (i)  and

(ii) of this definition qualify, or are issued in respect of a security that qualifies, as Tier 1 Capital of the Group and/or UBS Group AG (without regard to quantitative limits on such capital) on a consolidated (Finanzgruppe)  or  on  an unconsolidated (Einzelinstitut)  basis.

"Tier  1  Shares"  means  all  classes  of  share  capital  and  participation  certificates  (if  any)  of  UBS Group AG or any subsidiary of UBS Group AG that qualify as common equity tier 1 capital of  the  Group  and/or  UBS Group AG under  National  Regulations  on  a  consolidated  (Finanzgruppe)  or  on  an  unconsolidated  (Einzelinstitut) basis.

"Trigger  Breach  Determination  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i)  of  Condition  6  (Contingent  Write-down).

"Trigger CET1 Ratio" means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of  the  relevant  Balance  Sheet  Date  and  (y)  the  Higher-Trigger  Amount  as  of  such  Publication  Date,  divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

"Trigger Event" has the meaning assigned to such term in subclause (a)(ii) of Condition 6 (Contingent  Write-down).

"Trigger Event Notice Date" means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

"Trigger  Event  Write-down  Date"  has  the  meaning  assigned  to  such  term  in  the  definition  of  the  term "Trigger Event Write-down  Notice".

"Trigger  Event  Write-down  Notice"  means,  with  respect  to  any  Publication  Date,  a  notice

(i) stating  that  (x)  the  Trigger  CET1  Ratio  as  of  such  Publication  Date  is  less  than  the  Write-down  Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to subclause  (b)(ii)  of  Condition  6  (Contingent  Write-down),  be  no  later  than  ten Business Days  after  the  date of such notice (the "Trigger Event Write-down Date").

"Viability Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 6 (Contingent  Write-down).

"Viability Event Write-down Date" has the meaning assigned to such term in subclause (c)(i) of Condition  6  (Contingent  Write-down).

"Viability Event Write-down Notice" has the meaning assigned to such term in subclause (c)(ii) of  Condition  6  (Contingent  Write-down).

"Write-down  Date"  means,  with  respect  to  any  Contingent  Write-down,  the  Trigger  Event  Write-  down Date or Viability  Event  Write-down  Date, as applicable.

"Write-down Notice" means, with respect to any Contingent Write-down, the relevant Trigger Event  Write-down  Notice  or  Viability  Event  Write-down  Notice,  as  applicable.

"Write-down Notice Date" means, with respect to any Contingent Write-down, the date of the relevant  Write-down  Notice.

"Write-down  Threshold"  means  7  per cent.

2.                    AMOUNT AND  DENOMINATION;  FORM  AND  TRANSFER

(a)                  Amount and  denomination

The initial aggregate principal amount of the Notes will be CHF 265,000,000. The Notes will be issued  to  Holders in minimum  denominations of CHF 200,000 and  integral  multiples of CHF 200,000 in excess thereof. The principal amount of the Notes may be written  down  in  the  circumstances  and  in  the  manner  described  in  Condition  6  (Contingent  Write-down). The Notes may only be held and transferred in minimum denominations of CHF  200,000 and integral  multiples  of  CHF  200,000 in excess  thereof.

(b)                  Uncertificated securities

The Notes  are  issued  in  uncertificated  form  as  uncertificated  securities  (einfache  Wertrechte)  in  accordance  with  article 973c of  the  Swiss  Code.  The  uncertificated  securities  (einfache  Wertrechte)  will  be  created  by  the  Issuer  by  means  of  a  registration  in  its register of uncertificated securities (Wertrechtebuch). Such uncertificated securities will  then  be  entered  into  the  main  register  (Hauptregister)  of  SIX  SIS  Ltd  or  any  other intermediary (Verwahrungsstelle) in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the "Intermediary").  Once  the  uncertificated  securities  are  registered  in  the  main  register  (Hauptregister)  of  the  Intermediary and entered into the accounts of one or more participants of the Intermediary, the  Notes  will  constitute  intermediated  securities  (Bucheffekten)  within  the  meaning  of  the  FISA  ("Intermediated Securities").

So long as the Notes are Intermediated Securities, the Notes may only be transferred by the  entry  of  the  transferred  Notes  in  a  securities  account  of  the  transferee,  as  set  out  in  the  provisions  of  the FISA.

The records of the Intermediary will determine the number of Notes held through each participant  in  the  Intermediary.

Neither the Issuer nor any Holder nor any other person will at any time have the right to effect or demand the conversion of the Notes into, or the delivery of, a global note (Globalurkunde)  or individually certificated securities  (Wertpapiere).

3.                    STATUS AND  SUBORDINATION

(a)                  Status

The Notes  constitute  direct,  unsecured  and  subordinated  obligations  of  the  Issuer  and  rank  pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in clause (b) of this  Condition  3.

(b)                  Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of the Issuer (except, in any such case, a solvent liquidation or winding-up of the Issuer solely for purposes of a reorganisation,  reconstruction  or  amalgamation  of  the  Issuer  or  the  substitution  in  place  of  the Issuer of a successor in business to the Issuer, the terms of which reorganisation, reconstruction, amalgamation or substitution (x) have previously been approved by a valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the Issuer in respect of or arising under (including, without limitation, any damages awarded  for  breach  of  any  obligation  under)  the  Notes  will,  subject  to  any  obligations  that  are  mandatorily  preferred by law,  rank  (A)  junior  to  the  rights  and  claims  of  all  holders  of  Senior  Obligations,  (B) pari  passu  with  the  rights  and  claims  of  holders  of  Parity  Obligations  and (C) senior  to the rights  and claims of  holders  of  Junior  Obligations.

(c)                  Claims subject  to  a  Contingent  Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation,  any  claim  in  relation  to  any  unsatisfied  payment  obligation  of  the  Issuer  subject  to enforcement by any Holder pursuant to Condition 10 (Events of Default) or in relation to the occurrence of any other Event of Default) will be subject to, and superseded by, clause (d) of Condition 6 (Contingent Write-down), irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

4.                    INTEREST

(a)                  Interest Payment  Dates

(i)                    Subject to  Condition 6 (Contingent  Write-down)  and  clause (i) of  this  Condition 4, the Notes will bear interest on their principal amount (A) from (and including) the Issue Date to (but excluding) the First Call Date, at the Fixed Interest  Rate, and (B) thereafter,  at  the  applicable Reset Interest  Rate.

(ii)                  Subject to  Condition 6 (Contingent  Write-down)  and  clause (j) of  this  Condition 4, interest on the Notes will be payable annually in arrear on 16  February of each year (each, an "Interest Payment Date"), commencing on 16 February  2023.

(b)                  Determination of  the  Mid  Market  Swap  Rate,  the  Reset  Interest  Rate  and  the  Reset  Interest  Amount  in  relation  to  each  Reset  Interest  Period

With respect  to  each  Reset  Interest  Period  and  subject  to  clause  (c)  of  this  Condition  4,  the Calculation Agent will, as soon as practicable after the Relevant Time on the Reset Determination Date in relation to such Reset Interest Period, determine the Mid Market Swap Rate and the Reset Interest Rate for such Reset Interest Period and calculate the amount of interest payable per Calculation Amount on the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period (each, a "Reset  Interest  Amount").

(c)                  Benchmark replacement

If the Issuer (in consultation with the Calculation Agent) determines prior to any Reset Determination  Date  that  the  rate  referred  to  in  clause  (a)  of  the  definition  of  the  term  "Mid  Market Swap Rate" (the "Existing Benchmark Rate") has been discontinued, then the following  provisions  shall  apply  (subject  to  the  subsequent  operation  of  this  clause  (c)):

(i)                    the Issuer shall use reasonable endeavours to appoint an Independent Adviser to determine  in  the  Independent  Adviser's  discretion,  in  accordance  with  subclause (iv) below, an alternative rate to the Existing Benchmark Rate (the "Alternative Benchmark Rate") no later than three Business Days prior to the Reset Determination Date relating to the next succeeding Reset Interest Period (such Business Day, the "Independent Adviser Determination Cut-off Date",  and such next succeeding Reset Interest Period, the "Affected Reset Interest Period")  for  purposes  of  determining  the  Mid  Market  Swap  Rate  in  respect  of  the  Affected Reset Interest  Period and all  Reset  Interest  Periods  thereafter;

(ii)                  if prior to the Independent Adviser Determination Cut-off Date the Issuer is unable to appoint an Independent Adviser or the Independent Adviser appointed by the Issuer fails to determine an Alternative Benchmark Rate in accordance with subclause (iv) below, then the Issuer (in consultation with the Calculation Agent) may determine in its discretion, in accordance with subclause (iv) below, the Alternative Benchmark Rate for purposes of determining the Mid Market Swap Rate in respect of the Affected Reset Interest Period and all Reset Interest Periods  thereafter;

(iii)                if subclause (ii) above applies and the Issuer is unable or unwilling to determine the  Alternative  Benchmark  Rate  prior  to  the  Reset  Determination  Date  relating  to  the Affected Reset Interest Period in accordance with subclause (iv) below, the Mid Market Swap Rate in respect of the Affected Reset Interest Period will be equal  to  the  Mid  Market  Swap  Rate  in  respect  of  the  immediately  preceding  Reset  Interest Period (or, if there is no preceding Reset Interest Period, the Reset Interest Rate applicable to the Affected Reset Interest Period will be equal to the Fixed Interest  Rate);  provided,  however,  that,  if  this  subclause (iii) applies  to  the  Affected Reset Interest Period, the Reset Interest Rate for all succeeding Reset Interest Periods will be the Reset Interest Rate applicable to the Affected Reset Interest Period as determined in accordance with this subclause (iii) unless (A) the Issuer, in its sole discretion, elects to determine an Alternative Benchmark Rate in respect of any such succeeding Reset Interest Period and all Reset Interest Periods thereafter in  accordance  with  the  processes  set  out  in  this clause (c),  and

(B) an  Alternative  Benchmark  Rate  is  so determined;

(iv)                 in the case of any determination of an Alternative Benchmark Rate pursuant to subclause (i) or (ii) above, such Alternative Benchmark Rate will be such rate as the  Independent  Adviser  or  the  Issuer  (in  consultation  with  the  Calculation  Agent and acting in good faith and a commercially reasonable manner), as applicable, determines  in  its  reasonable  discretion  has  replaced  the  Existing  Benchmark  Rate  in customary market usage, or, if the Independent Adviser or the Issuer, as applicable, determines in its reasonable discretion that there is no such rate, such other rate as the Independent Adviser or the Issuer (in consultation with the Calculation  Agent  and  acting  in  good  faith  and  a  commercially  reasonable  manner)  determines  in  its  reasonable  discretion  is  most  comparable  to  the  Existing Benchmark Rate; and

(v)                  if the  Independent  Adviser  or  the  Issuer  determines  an  Alternative  Benchmark  Rate  in  accordance  with  the  above provisions of  this  clause  (c),

(A)                 the Independent  Adviser  (in  the  case  of  subclause (2) below,  in  consultation  with  the  Issuer)  or,  following  consultation  with  the  Calculation Agent, the Issuer (as the case may be) shall also determine in  its  reasonable  discretion  (1) the method  for  obtaining  such  Alternative  Benchmark Rate, including the page on or source from which such Alternative Benchmark Rate appears or is obtained (the "Alternative  Relevant Page"), and the time at which such Alternative Benchmark Rate appears on, or is obtained from, the Alternative Relevant Page (the "Alternative Relevant Time"), (2) whether to apply an Adjustment Spread to such Alternative Benchmark Rate and, if so, the Adjustment Spread, which Adjustment Spread must be recognised or acknowledged as being in customary market usage in international debt capital markets transactions  that  reference  the  Existing  Benchmark  Rate,  where  such  rate  has been replaced by such Alternative Benchmark Rate, and (3) any alternative method for determining the Mid Market Swap Rate if such Alternative  Benchmark  Rate  is  unavailable  on  the  relevant  Reset  Determination Date, which alternative method shall be consistent with any Alternative Benchmark Rate that  has  broad market support;

(B)                 for the Affected Reset Interest Period and all Reset Interest Periods thereafter, (1) clause (a) of the definition of the term "Mid Market Swap Rate"  shall  be  amended  pursuant  to  clause (b) of  Condition 11 (Substitution  and  Amendment)  to  give  effect  to  the  determination  described  in  subclause (A)(1) above  and  any  Adjustment  Spread  determined pursuant to subclause (A)(2) above, and (2) clause (b) of the definition  of  the  term  "Mid  Market  Swap  Rate"  shall  be  amended  pursuant to clause (b) of Condition 11 (Substitution and Amendment) to give  effect  to  the  determination  described in subclause  (A)(3)  above;

(C)                 references to  the  Relevant  Page  and  to  the  Relevant  Time  in  these  Terms  and  Conditions  will  be  deemed  to  be  references  to  the  Alternative  Relevant  Page  and  the  Alternative Relevant Time,  respectively;

(D)                 if any changes to the definitions of the terms "Day Count Fraction", "Business Day" and/or "Reset Determination Date" are necessary in order to implement the amendments described in subclause (B) above, such  definitions  shall  be  amended  pursuant  to  clause (b) of  Condition 11 (Substitution  and  Amendment)  to reflect such changes;  and

(E)                 the Issuer shall promptly give notice to the Holders in accordance with Condition 12 (Notices)  specifying  such  Alternative  Benchmark  Rate  (including  any  Adjustment  Spread  determined    pursuant    to  subclause (A)(2) above and any alternative method for determining the Mid  Market  Swap  Rate  described  in  subclause (A)(3) above),  the  Alternative  Relevant  Page,  the  Alternative  Relevant  Time,  and  any  amendments  implemented  pursuant  to  clause (b) of  Condition 11 (Substitution and Amendment) as described in subclauses (B) and (D) above.

(d)                  Publication of  Reset  Interest  Rate and interest  amount  payable  upon  redemption

With respect  to  each  Reset  Interest  Period,  as  soon  as  practicable  after  such  determination  but  in  any  event  not  later  than  the  relevant  Reset  Date,  the  Calculation  Agent  will  cause

(i)     the relevant Reset Interest Rate and the relevant Reset Interest Amount determined by it, together with the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period, to be notified to the Issuer and the Paying Agents and (ii) the relevant  Reset  Interest  Rate  determined  by  it  to  be  notified  to  any  stock  exchange  or  other  relevant  authority  on  which  the  Notes  are  at  the  relevant  time  listed  and  to  be  published  in  accordance  with  Condition  12  (Notices).

The Calculation Agent shall calculate any interest amount payable on any Redemption Date (if the Notes are to be redeemed pursuant to Condition 5 (Redemption and Purchase))  and cause such interest amount to be notified to Issuer and the Paying Agents and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed and to be published in accordance with Condition 12 (Notices) no later than two Business  Days  prior to such  Redemption  Date.

(e)                  Calculation of  amount  of  interest  payable  per  Calculation  Amount

Subject to Condition 6  (Contingent  Write-down)  and  clause  (j)  of  this  Condition  4:

(i)                    the amount  of  interest  payable  per Calculation Amount  on  each Interest Payment  Date  to  (and  including) the First Call  Date  in  respect  of the Notes  will  be  CHF 6,750; and

(ii)                  if interest  is  required to be  paid in respect  of  a  Note  on any other  date  (including,  for the avoidance of doubt, the Reset Interest Amount), the amount of interest payable  per Calculation Amount on such date  will  be calculated by:

(A)                 applying the  applicable  Interest  Rate  to  the  Calculation  Amount;

(B)                 multiplying the  product  thereof  by  the  Day  Count  Fraction;  and

(C)                 rounding the  resulting  figure to  the nearest  cent  (half  a cent  being  rounded upwards).

(f)                   Calculation of amount  of  interest  payable  per  Note

Subject to Condition 6 (Contingent Write-down) and clause (j) of this Condition 4, the amount  of interest payable  in  respect  of a Note will be  the  product of:

(i)                    the amount  of  interest  per Calculation Amount;  and

(ii)                  the number  by  which  the  Calculation  Amount  is  required  to  be  multiplied  to  equal  the denomination of such Note.

(g)                  Notifications, etc. to be final

All notifications,  opinions,  determinations,  certificates,  calculations,  quotations  and  decisions  given,  expressed,  made  or  obtained  for  purposes  of  this  Condition  4,  whether by  the  Reset  Reference  Banks  (or  any  of  them)  or  the  Calculation  Agent,  will  (in  the  absence  of wilful default, bad faith and manifest error) be binding on the Issuer, the Calculation Agent, the Paying Agents and the Holders and (in the absence of wilful default and bad faith) no liability to the Issuer or the Holders will attach to the Reset Reference Banks (or any of them) or the Calculation Agent in connection with the exercise or non-exercise by the  Calculation  Agent  of  its  powers,  duties  and  discretions  under  this  Condition  4.

(h)                  Calculation Agent

So long as any Note is outstanding, the Issuer will at all times maintain a Calculation Agent.  If  the  Calculation  Agent  is unable or unwilling to  act  as  such  or  if  the  Calculation

Agent fails to (i) duly calculate the Mid Market Swap Rate, the Reset Interest Rate and the Reset Interest Amount in relation to any Reset Interest Period or the interest amount payable  on  any  Redemption  Date  (if  the  Notes  are  to  be  redeemed  pursuant  to  Condition  5 (Redemption and Purchase)) or (ii) comply with any other requirement in relation to the Notes,  the  Issuer  shall  appoint  a  leading  bank  or  financial  institution  that  is  experienced  in  the  calculations  or  determinations  to  be  made  by  the  Calculation  Agent  under  these  Terms  and  Conditions  to  act  as  such  in  the  Calculation  Agent's  place.  The  Calculation  Agent  may  not  resign  its  duties  without  a  successor  having  been  appointed  as  aforesaid.  Any  termination or appointment of the Calculation Agent pursuant to this clause (h) shall take effect  not  more  than  45  and  not  less  than  30  days'  after the Issuer has notified  the  Holders  of  such  termination  or  appointment  pursuant  to  Condition 12 (Notices);  provided,  however, that, in the case of insolvency of the Calculation Agent, such termination or appointment  will  take immediate effect.

(i)                   Accrual of  interest  in the case  of  redemption  or  a Write-down Event

(i)                    Subject to Condition 6 (Contingent Write-down), if the Notes are to be redeemed pursuant to clause (b), (c) or (d) of Condition 5 (Redemption and Purchase),  interest on the Notes will accrue up to (but excluding) the relevant Redemption Date,  and  will  cease  to  accrue  on  such  Redemption  Date;  provided,  however,  that  if  the  payment  with  respect  to  any  Note  is  improperly  withheld  or  refused  on  such  Redemption  Date,  interest  will  continue  to  accrue  on  the  principal  amount  of  such  Note  (both  before  and  after  judgment)  at  the  relevant  Interest  Rate  to  the  Relevant  Date.

(ii)                  Upon the occurrence of a Write-down Event, interest on the Notes will cease to accrue and any accrued and unpaid interest as at the time of such Write-down Event (whether or not due and payable) will be written down to zero in accordance with Condition 6  (Contingent  Write-down).

(j)                   Cancellation of  interest;  prohibited  interest

(i)                    The Issuer may, at its discretion, elect to cancel all or part of any payment of interest  on  the  Notes  (including,  for  the  avoidance  of  doubt,  any  related  Additional  Amounts)  that  is  otherwise  scheduled  to  be  paid  on  an  Interest  Payment Date. This subclause (j)(i) is without prejudice to the provisions of subclause (j)(ii) of this Condition 4. Non-payment of any amount of interest by the Issuer to the Principal Paying Agent will constitute evidence of cancellation of the relevant payment, whether or not notice of cancellation has been given by the  Issuer.

If practicable, the Issuer shall provide notice of any cancellation of interest (in whole or in part) pursuant to this subclause (j)(i) to the Holders on or prior to the relevant Interest Payment Date. If practicable, the Issuer shall endeavour to provide such notice at least five Business Days prior to the relevant Interest Payment Date. Failure to provide such notice will not have any impact on the effectiveness  of,  or  otherwise  invalidate,  any  such  cancellation  of  interest,  or  give  Holders  any  rights  as  a result of such failure.

(ii)                  The Issuer will be prohibited from making, in whole or in part, any payment of interest  on  the  Notes  (including,  for  the  avoidance  of  doubt,  any  related  Additional Amounts) on the relevant Interest Payment Date if and to the extent that:

(A)                 the amount  of  Distributable  Items  as  at  such  Interest  Payment  Date  is  less  than the sum of (1) the amount of such interest payment, plus (2) all other payments  (other  than  redemption  payments)  made  by  UBS  Group  AG  on  or  in  respect  of  the  Notes  or  any  Parity  Obligations  or  Junior  Obligations  since the balance sheet date of the Relevant Accounts and prior to such Interest Payment Date, plus (3) all payments (other than redemption payments)  payable  by  UBS  Group  AG  on  such  Interest  Payment  Date  on or in respect of any Parity Obligations or Junior Obligations, in the case of  each  of  clauses (1), (2)  and  (3),  excluding  any  portion  of  such  payments already accounted for in determining the  amount  of  such  Distributable  Items;  and/or

(B)                 UBS Group AG is not, or will not immediately after the relevant payment of  interest  be,  in  compliance  with  all  applicable  minimum  capital  adequacy requirements of the National Regulations on a consolidated (Finanzgruppe) basis (for the avoidance of doubt, it being understood that  such  minimum  requirements  will  reflect  any  reduction  in  such  requirements granted by FINMA to the Group pursuant to the Capital Adequacy Ordinance); and/or

(C)                 FINMA has  required the Issuer not to  make  such  interest  payment.

The Issuer shall deliver a certificate signed by the Authorised Signatories to the Principal Paying Agent and shall give notice in accordance with Condition 12 (Notices) to the Holders, in each case as soon as practicable following any determination  that  interest  is  required  to  be  cancelled  pursuant  to  this  subclause (j)(ii) or,  where  no  such  prior  determination  is  made,  promptly  following any Interest Payment Date on which interest was scheduled to be paid if  such  interest  is  being  cancelled  in  accordance  with  this  subclause  (j)(ii),  to  such  effect  setting  out  brief  details  as  to  the  amount  of  interest  being  cancelled  and  the  reason therefor. Failure to provide such certificate and notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation or give  any  Holder  any  rights  as  a result of such failure.

(iii)                If, on any Interest Payment Date, any payment of interest scheduled to be made on such date is not made in full pursuant to subclause (j)(i) or subclause (j)(ii) of this  Condition  4,  UBS Group AG shall not, directly or indirectly,

(A)                 recommend to holders of Ordinary Shares that any dividend or other distribution  in  cash  or  in  kind  (other  than  in  the  form  of  Ordinary  Shares)  be  paid  or made on  any Ordinary Shares;  and

(B)                 redeem, purchase  or  otherwise  acquire  any  Ordinary  Shares  other  than  as  a  Permitted  Transaction,

in each  case  unless  and  until  (x)  the  interest  payment  due  and  payable  on  the  Notes  on  any  subsequent  Interest  Payment  Date  has  been  paid  in  full  (or  an  amount  equal  to the same has been paid in full to a designated third party trust account for the benefit of the Holders prior to payment by the trustee thereof to the Holders on such subsequent Interest Payment Date) or, if earlier, (y) all outstanding Notes have  been cancelled in  accordance with these Terms  and  Conditions.

(iv)                 Payments of interest on the Notes are not cumulative. Notwithstanding any other provision  in  these  Terms  and  Conditions,  the  cancellation  or  non-payment  of  any  interest amount by virtue of this Condition 4(j) will not constitute a default for any purpose (including, without limitation, Condition 10 (Events of Default)) on the  part  of  the  Issuer.  Any  interest  payment  not  paid  by  virtue  of  this  Condition 4(j) will not accumulate or be payable at any time thereafter, and Holders  will  have no right  thereto.

(v)                  If UBS Group AG determines, after consultation with FINMA, that the Notes do not,  or  will  cease  to,  fully  qualify  as  Additional  Tier  1  Capital,  (A)  the  Issuer  shall  not, to the extent permitted under National Regulations, exercise its discretion pursuant to subclause (j)(i) of this Condition 4 to cancel any interest payments due on the Notes on any Interest Payment Date following the occurrence of such determination, and (B) the Issuer shall give notice to the Holders in accordance with  Condition 12 (Notices)  as soon as practicable after  such  determination  stating  that  the  Issuer  may  no  longer  exercise  its  discretion  pursuant  to subclause (j)(i)  of  this  Condition  4  to cancel  any  interest  payments  as  from  the  date  of such notice.

5.                    REDEMPTION AND  PURCHASE

(a)                  No fixed redemption date

The Notes are perpetual securities in respect of which there is no fixed redemption date. Unless  previously  redeemed  or  purchased  and  cancelled  in  accordance  with  this  Condition 5 and subject to Condition 6 (Contingent Write-down), the Notes are perpetual and may only  be redeemed or  purchased  in  accordance  with  this  Condition  5.

(b)                  Redemption at  the  option  of  the  Issuer

Subject to clause (e) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem  the  Notes,  in whole but  not  in  part,  on  the  First  Call  Date  or  any Interest Payment  Date  thereafter  at  their  aggregate  principal  amount,  together  with  any  accrued  and  unpaid  interest  thereon  to  (but  excluding)  the  relevant  Redemption  Date.

(c)                  Redemption due  to  a  Tax  Event

(i)                    Subject to clause (e) of this Condition 5, upon the occurrence of a Tax Event at any  time  after  the  Issue  Date,  the  Issuer  may  elect,  in  its  sole  discretion,  to  redeem  the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate  principal  amount,  together  with  any  accrued  and  unpaid  interest  thereon  to (but excluding) such Redemption  Date.

(ii)                  A "Tax Event" will have occurred if the Issuer in making any payments on the Notes  (A) has paid,  or  will  or  would  on  the  next  payment  date  be  required  to  pay,  Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of clauses (A) and (B), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally  published  pronouncement  by  any  relevant  tax  authority),  and  the  Issuer  cannot  avoid the foregoing  by  taking measures reasonably available to  it.

(d)                  Redemption due to  a  Regulatory  Event

(i)                    Subject to clause (e) of this Condition 5, upon the occurrence of a Regulatory Event at any time after the Issue Date, the Issuer may elect, in its sole discretion, to  redeem  the  Notes,  in  whole  but  not  in  part,  on  the  relevant  Redemption  Date  at  their aggregate principal amount, together with any accrued and unpaid interest thereon to (but  excluding) such Redemption Date.

(ii)                  A "Regulatory  Event"  will  have  occurred  if  any  of  the  Notes  ceases  to  be  eligible  in full to be (A) treated as Additional Tier 1 Capital, and/or (B) counted towards either  the  Going-Concern  LR  Requirement  or  the  Going-Concern  RWA  Requirement  (or both).

(e)                  Conditions for  redemption

(i)                    If the Issuer elects to redeem the Notes pursuant to clause (b), (c) or (d) of this Condition 5, then the Issuer shall give the Holders not less than 30 and not more than  60 days' prior  notice  in  accordance  with  Condition 12 (Notices)  (a  "Redemption  Notice"),  which  notice  shall,  subject  to  clause (f) of  this  Condition 5, be irrevocable and specify (x) the clause of this Condition 5 pursuant to  which  the  redemption  is  to  be  made,  and  (y)  the  date  on  which  the  Issuer  will redeem the  Notes  pursuant  to  such  clause  of  this  Condition  5  (such specified  date,  the  "Redemption  Date").

(ii)                  The Issuer may only redeem the Notes pursuant to clause (b) or (c) of this Condition 5 on the relevant Redemption Date if FINMA has approved such redemption  on  or  prior  to  such  Redemption  Date,  if  such  approval  is  then  required  under applicable Swiss laws  and  regulations.

(iii)                The Issuer  may  only  redeem  the  Notes  pursuant  to  any  clause  of  this  Condition  5 on the relevant Redemption Date if no Trigger Event or Viability Event has occurred prior to such  Redemption  Date.

(iv)                 If the Issuer elects to redeem the Notes pursuant to clause (c) or (d) of this Condition 5, then prior to the publication of the Redemption Notice pursuant to subclause (e)(i) of this Condition 5, the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to redeem under clause (c) or (d), as applicable, of this Condition 5 is satisfied and the reasons therefor  and  such  certificate  will  be  conclusive  and  binding  on  the  Holders,  and

(B) in  the  case  of  a  redemption  pursuant  to  clause  (c)  of  this  Condition  5  only,  an  opinion of independent legal advisers of recognised standing to the effect that circumstances  entitling  the  Issuer  to  exercise  its  right  of  redemption  under  clause  (c)  of this Condition  5  have arisen.

(f)                   Purchases

The Issuer or any other member of the Group or any of their respective affiliates may at any  time  purchase  Notes  at  any  price  in  the  open  market  or  otherwise,  provided  that

(i)     such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) other than in the case of purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes, FINMA has approved such purchase (if such approval is then required under applicable  Swiss  laws  and  regulations)  on  or  prior  to  the  date  of  such  purchase,  and  (iii)  no  Trigger Event or Viability Event has occurred prior to the date of such purchase. Any Notes  so  purchased  may,  at  the  option  of  the  Issuer,  be  held,  reissued,  resold  or  cancelled.

(g)                  Cancellation

All Notes  redeemed  in  accordance  with  this  Condition  5  will be  cancelled  and  may  not  be  reissued or resold.

(h)                  Redemption of  other  instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event or a Regulatory Event, the Issuer does not elect to redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 or any other provision of these Terms and Conditions  will  prohibit  the  Issuer  from  redeeming  (whether  early,  at  maturity  or  otherwise)  any  other  instruments  issued  by  any  member  of  the  Group  pursuant  to  the  terms  thereof.

6.                    CONTINGENT WRITE-DOWN

(a)                  Trigger Event

(i)                    Upon the occurrence of a Trigger Event, a Contingent Write-down will occur on the  Trigger  Event  Write-down  Date  in  accordance  with  clause (d) of  this  Condition  6.

(ii)                  A "Trigger Event" will have occurred if the Issuer gives the Holders a Trigger Event  Write-down Notice in  accordance  with clause (b)  of  this  Condition  6.

(b)                  Trigger Event  Write-down  Notice

(i)                    If, with respect to any Publication Date, the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, the Issuer shall, subject to subclauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write- down  Notice  to  the  Holders  (x) if such  Publication  Date  is  an  Ordinary  Publication Date, within five Business Days of such Ordinary Publication Date (such fifth Business Day, the "Trigger Breach Determination Date", and the date  of  such  notice,  the  "Ordinary  Trigger  Event  Notice  Date"),  and  (y)  if  such  Publication Date is an Extraordinary Publication Date, on such Extraordinary Publication Date (the "Extraordinary Trigger Event Notice Date"), in each case  in  accordance  with  Condition  12  (Notices).

(ii)                  If a  Trigger  Event  Write-down  Notice  is  required  to  be  given  pursuant  to  subclause (b)(i) of this Condition 6, and on the relevant Publication Date any Higher-Trigger  Contingent  Capital  is  outstanding  with  respect  to  which  either

(x) no  Higher-Trigger  Write-down/Conversion  Notice  has  been  given  prior  to  the  Trigger  Event  Notice  Date  or  (y) a Higher-Trigger  Write-down/Conversion  Notice has been given prior to the Trigger Event Notice Date, but the Trigger Event  Write-down  Date  is  scheduled  to  occur  prior  to  the  relevant  Higher-Trigger  Write-down/Conversion Date,

(A)                 in the case of clause (x) above, the giving of such Trigger Event Write- down  Notice  will  be  postponed  until  the  date  on  which a Higher-Trigger  Write-down/Conversion Notice has been given with respect to all such outstanding Higher-Trigger Contingent Capital and such date will be deemed to be the Trigger Event  Notice Date; and

(B)                 in the  case  of  clauses  (x)  and  (y)  above,  if  the  Trigger  Event  Write-down  Date  is  scheduled  to  occur  prior  to  the  Higher-Trigger  Write-  down/Conversion Date (or, in the case of more than one Higher-Trigger Write-down/Conversion  Date,  the  latest  Higher-Trigger  Write-  down/Conversion Date), the Trigger Event Write-down Date will be postponed to the Higher-Trigger Write-down/Conversion Date (or the latest Higher-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)                If (A) a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger    Breach    Determination    Date,    FINMA,    upon    the    request    of UBS Group AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to  the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events,  to  a  level  above  the  Write-down   Threshold   that   FINMA   and UBS  Group  AG  deem,  in  their  sole  discretion,  to  be  adequate  at  such  time,  (x)  the  Issuer  shall  not  give  such  Trigger  Event  Write-down  Notice  pursuant  to  subclause (b)(i) of  this  Condition 6 in  relation  to  the  relevant  Ordinary  Publication  Date,  and  (y) the Issuer  shall  give  notice  to  the  Holders  on  or  prior  to  the  Trigger  Breach  Determination  Date  in  accordance  with  Condition 12 (Notices), which notice shall state that no Contingent Write-down will occur in relation to the  relevant  Ordinary Publication Date.

(c)                  Viability Event

(i)                    Subject to  clause (f) of  this  Condition  6,  upon the  occurrence  of  a  Viability  Event,

(A)    the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices)  within  three  days  of  the  date  on  which  such  Viability  Event  occurred,

which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than ten Business Days after the date of such notice (such specified date, the "Viability Event Write- down  Date",  and  such  notice,  a  "Viability  Event  Write-down  Notice"),  and

(B)    a Contingent  Write-down  will  occur  on  the  Viability  Event  Write-down  Date  in accordance with clause  (d)  of  this  Condition  6.

(ii)                  A "Viability  Event"  will  have  occurred  if  prior  to  an  Alternative  Loss  Absorption  Date  (if any):

(A)                 FINMA has notified UBS Group AG in writing that it has determined a write-down of the Notes, together with the conversion or write-down, as applicable, of holders' claims in respect of all other capital instruments issued  by,  or  other  capital  obligations  (whether  qualifying  fully  or  partially  for  capital  treatment)  of,  any  member  of  the  Group  that,  pursuant to their terms or by operation of law, are capable of being converted  into  equity  or  written  down  at  that  time,  is,  because  customary  measures  to  improve  the  Group  Holding  Company's  capital  adequacy  are  at the time inadequate or infeasible, an essential requirement to prevent the  Group  Holding  Company  from  becoming  insolvent,  bankrupt,  unable  to  pay  a  material  part  of  its  debts  as  they  fall  due  or  unable  to  carry  on  its  business;  or

(B)                 customary measures to improve the Group Holding Company's capital adequacy being at the time inadequate or infeasible, the Group Holding Company has received an irrevocable commitment of direct or indirect extraordinary  support  from  the  Public  Sector  (beyond  customary  transactions  and  arrangements  in  the  ordinary  course)  that  has,  or  imminently  will  have,  the  effect  of  improving  the  Group  Holding  Company's capital adequacy and without which, in the determination of (and as notified in writing by) FINMA, the Group Holding Company would  have  become  insolvent,  bankrupt,  unable  to  pay a material  part  of  its  debts  as  they  fall  due or unable to  carry on its  business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective  of  whether  or  not  a  Trigger  Event  has  occurred  or  whether  any  of  the  conditions  to the issuance  of  a  Trigger  Event  Write-down  Notice  have  been  met.

(d)                  Contingent Write-down

If the  Issuer  has  given  a  Write-down  Notice  in  accordance  with  this Condition 6, then on  the  relevant  Write-down  Date,

(i)                    the full principal amount of, and any accrued and unpaid interest (whether or not due and payable) on, each Note will automatically be written down to zero, the Notes  will  be  cancelled  and  all  references  to  the  principal  amount  of  the  Notes  in  these  Terms  and  Conditions  will  be construed accordingly;

(ii)                  the Holders will be automatically deemed to have irrevocably waived their right to receive, and will no longer have any rights against the Issuer with respect to, repayment  of  the  aggregate  principal  amount  of,  and payment of  any  accrued  and  unpaid interest on, the Notes written down pursuant to subclause (i) of  this  clause  (d) (bedingter  Forderungsverzicht);  and

(iii)                all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) will become null and void, irrespective of whether such amounts have become due and payable prior to the relevant  Write-down Notice Date or the Write-down  Date.

(e)                  Determination of  CET1  Ratio  and Trigger CET1  Ratio

With respect  to  any  Publication  Date,  (i)  the  CET1 Ratio as  of  the  relevant  Balance  Sheet  Date, (ii) the Trigger CET1 Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, will be final for purposes of this Condition 6, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published will have  no  effect  for purposes of this Condition  6.

(f)                   Alternative loss  absorption

In the event of the implementation of any new, or amendment to or change in the interpretation of any existing, laws or components of National Regulations, in each case occurring  after  the  Issue  Date,  that  alone  or  together  with  any  other  law(s)  or  regulation(s)  has, in the joint determination of UBS Group AG and FINMA, the effect that clause (c) of this Condition 6 could cease to apply to the Notes without giving rise to a Regulatory Event, then the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) no later than five Business Days after such joint determination stating that such provisions will cease to apply from the date of such notice (the "Alternative Loss Absorption Date"), and from the date of such notice, such provisions will cease to apply to the Notes.

7.                    PAYMENTS; PAYING  AGENTS

(a)                  All payments  required  to  be  made  under  the  Notes  will  be  made  available  in  good  time  in  freely disposable funds in CHF, which will be placed at the free disposal of the Principal Paying Agent on behalf of the Holders. If the Scheduled Due Date for any payment (whether in respect of principal, interest or otherwise) in respect of the Notes is not a Business Day, then the Holders will not be entitled to payment thereof until the first Business Day following the Scheduled Due Date, and the Holders will not be entitled to any additional sum in relation to such payment. All payments required to be made under the Notes (including, for the avoidance of doubt, any Additional Amounts) shall be made to the Holders in CHF without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without  certification, affidavit or  the  fulfilment  of  any  other  formality.

(b)                  The Issuer reserves the right to terminate the appointment of the Principal Paying Agent, as well as to appoint or, after any such appointment, to terminate the appointment of, one or more other paying agents to carry out any payment, calculation or other functions in respect of the Notes (each, a "Paying Agent", which term includes the Principal Paying Agent). Any such appointment or termination of appointment shall only take effect not more than 45 and not less than 30 days' after the Issuer has notified the Holders of such appointment or termination pursuant to Condition 12 (Notices); provided, however, that, in  the  case  of  insolvency  of  any  Paying  Agent,  any  termination  of  such  Paying  Agent  and  appointment  of  any  other  Paying  Agent  will  take  immediate  effect.  In  addition,  for  so  long  as the Notes are listed on the SIX Swiss Exchange and if then required by the regulations of the SIX Swiss Exchange, the Issuer shall maintain a Paying Agent in Switzerland, which agent shall have an office in Switzerland and be a bank or securities dealer subject to supervision by FINMA, to perform  the  functions  of  a Swiss paying  agent.

8.                    TAXATION

(a)                  All payments to be made by or on behalf of the Issuer in respect of the Notes (including, for  the  avoidance  of  doubt,  payments  by  a  Paying  Agent)  shall  be  made  without  withholding or deduction for, or on account of, any present or future taxes, duties, assessments  or  other  government  charges  of  any  nature  ("Taxes")  imposed,  levied,  collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision  thereof  or  any  authority  of  or  in  a  Tax  Jurisdiction  or  any  political  subdivision  thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding,  deduction  or  accounting  for  such Taxes is  required  by law.

(b)                  In the event that any payment to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax  Jurisdiction  (as  determined  by  the  relevant  tax  authority  of  or  in  such  Tax  Jurisdiction), the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received in respect of the Notes if no such withholding  or deduction had  been  required  ("Additional  Amounts").

(c)                  No Additional Amounts will be payable pursuant to clause (b) of this Condition 8 in relation to any  Note:

(i)                    if the relevant Holder is liable for such Taxes on such Note as a result of having some  connection  with  the  relevant  Tax  Jurisdiction  other  than  its  mere  ownership  or  possession  of  such  Note  or  the  receipt  of  principal  or  interest  in  respect  thereof;  or

(ii)                  with respect to any Tax collected pursuant to the provisions of, or any laws or an agreement with any Tax Jurisdiction relating to, Sections 1471 through 1474 of the  US  Internal  Revenue  Code,  as  amended  (commonly  referred  to  as  "FATCA");  or

(iii)                where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council  of  3  April  2020,  or  otherwise  changing  the  Swiss  federal  withholding  tax  system from an issuer-based system to a paying agent-based system pursuant to which a person other than the issuer is required to withhold tax on any interest payments;  or

(iv)                 to the extent any combination of subclauses (i) through (iii) of this clause (c) applies.

(d)                  Any reference in these Terms and Conditions to amounts payable by the Issuer in respect of  the  Notes  includes  (i)  any  Additional  Amount  payable  pursuant  to  this  Condition  8  and

(ii) any  sum  payable  pursuant  to  an  obligation  taken  in  addition  to  or  in  substitution  for  the  obligation  in  this  Condition  8.

9.                    STATUTE OF  LIMITATIONS

In accordance with Swiss law, (a) claims for interest payments under the Notes will become time- barred after the five-year period and (b) claims for the repayment or redemption of Notes will become  time-barred  after  the  ten-year  period,  in  each  case,  commencing  on  the  date  on  which  such  payments,  repayment  or redemption become due and payable.

10.                 EVENTS OF  DEFAULT

(a)                  If any of the following events occurs, such occurrence will constitute an "Event of Default":

(i)                    the Issuer fails to pay the principal amount of any Note if and when the same becomes due and payable under these Terms and Conditions, and such failure continues  unremedied  for  a period of  30  days;  or

(ii)                  the Issuer fails to pay any interest on the Notes if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days;  or

(iii)                the Issuer  fails  to  observe  or  perform  any  other  covenant,  condition,  or  agreement  contained in these Terms and Conditions, and such failure continues unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)                 a Bankruptcy  Event.

(b)                  Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6 (Contingent  Write-down),  (i)  such  payment  obligation  (and  such  payment  obligation  only)  will be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been  issued  with  respect  to  such  payment obligation pursuant  to  the  DEBA,  the  relevant  Holder  may  institute  proceedings  against  the  Issuer  in  Switzerland  (but  not  elsewhere)  to  enforce  its  rights  with  respect  to  such  payment  obligation  under  the DEBA.

(c)                  If a debt collection or insolvency proceeding with respect to the Issuer is instituted in Switzerland  in  accordance  with  clause  (b)  of  this  Condition 10,  the Issuer  shall  not  (i)  after  having received the writ of payment (Zahlungsbefehl) relating to the relevant payment obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the  Notes.

(d)                  In the case of any Event of Default arising under subclause (a)(iii) of this Condition 10 and  subject  to  Condition 6 (Contingent  Write-down),  any  Holder  may  seek  specific  performance  or  damages  with  respect  to  such  Event  of  Default  pursuant  to  the  Swiss  Code  if so entitled thereunder. Any such damage claim of any Holder will rank junior to the rights  and  claims  of  all holders of  Senior Obligations.

(e)                  In the case of any Event of Default arising under subclause (a)(iv) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest  or other notice of any kind.

(f)                   No remedy against the Issuer other than those described in this Condition 10 will be available  to  the  Holders  in  connection  with  the  Issuer's  obligations  under  these  Terms  and  Conditions,  whether  for  the  recovery  of  amounts  owing  under  these  Terms  and  Conditions  or in respect of any breach by the Issuer of any of its other obligations under these Terms and  Conditions  or  otherwise.  In  particular,  no  Holder  may  declare  (i)  the  principal  amount  of any Notes due and payable prior to any Redemption Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each  of  subclauses  (i)  and  (ii)  of  this  clause  (f),  pursuant  to  clause  (e)  of  this  Condition  10.

11.                 SUBSTITUTION AND  AMENDMENT

(a)                  If a Tax Event, a Regulatory Event or an Alignment Event has occurred, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, either substitute all, but not some only, of the Notes for, or amend these Terms and Conditions  so that they  remain  or  become,  Compliant  Securities,  provided  that:

(i)                    neither a Tax Event nor a Regulatory Event arises as a result of such substitution or  amendment;

(ii)                  FINMA has approved such substitution or amendment (if such approval is then required  under  applicable Swiss laws  and  regulations);

(iii)                the Issuer has given the Holders not less than 30 days' notice of such substitution or amendment in accordance with Condition 12 (Notices), which notice (the "Substitution or Amendment Notice") will, subject to subclause (a)(iv) of this Condition  11, be  irrevocable,  and  state  the  date  on  which  such  substitution  or amendment will  be  effective  (the  "Substitution  or  Amendment  Effective  Date");

(iv)                 prior to  the  publication  of  any  notice  pursuant  to  subclause (a)(iii) of  this  Condition 11, the  Issuer  shall  deliver  to  the  Principal  Paying  Agent  (A) a certificate  signed  by  two  Authorised  Signatories  stating  that  the  relevant  requirement or circumstance giving rise to the right to substitute or amend the terms of the Notes, as applicable, pursuant to this clause (a) of this Condition 11 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of recognised  standing  to  the  effect  that  circumstances  entitling  the  Issuer  to  exercise  its right to substitute or amend the terms of the Notes, as applicable, pursuant to this  clause  (a)  of this Condition  11  have arisen; and

(v)                  no Trigger Event or Viability Event has occurred prior to the relevant Effective Date.

In connection with any substitution or amendment in accordance with this clause (a) of this Condition 11, the Issuer shall comply with the rules of any stock exchange on which the  Notes  are for the time being listed or admitted to trading.

An "Alignment Event" will have occurred if, as a result of any change in National Regulations  at  any  time  after  the  Issue  Date,  any  Relevant  Swiss  Issuer  would  be  permitted  to issue or guarantee (including, without limitation, by providing a guarantee, credit support  agreement  or  similar  undertaking),  or  has  issued  or  guaranteed  (including,  without  limitation, by providing a guarantee, credit support agreement or similar undertaking), a capital instrument that (i) is eligible in full to be (A) treated as Additional Tier 1 Capital and (B) counted towards either the Going-Concern LR Requirement or the Going-Concern RWA Requirement (or both), and (ii) has terms and conditions that (A) include a write- down feature, and (B) contain one or more provisions that are, in the reasonable opinion of UBS Group AG, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from being eligible in full to be treated as Additional Tier 1 Capital  and/or  to  be  counted  towards  either  the  Going-Concern  LR  Requirement  or  the Going-Concern RWA Requirement (or both) immediately prior to such change in National  Regulations.

(b)                  In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to give effect to (A) any Alternative Benchmark Rate determined in accordance with clause (c) of Condition 4 (Interest) (including any Adjustment Spread determined in accordance with subclause (v)(A)(2) thereof and any alternative method for determining the Mid Market Swap Rate if such Alternative Benchmark Rate is unavailable on the relevant Reset Determination Date determined in accordance with subclause (v)(A)(3) thereof), and any related changes to the definitions of the terms "Day Count Fraction", "Business  Day"  and/or  "Reset  Determination  Date"  determined  to  be  necessary  in  accordance  with  subclause (v)(D) thereof,  or  (B) the provisions  of  clause (a) of  Condition 13 (Issuer Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of "Switzerland" contained herein, including, without limitation, amendments to the definition of the term "Bankruptcy Event",  the  definition  of  the  term  "Business  Day",  the  governing  law  of  the  subordination  provisions set forth in Condition 3 (Status and Subordination) and the provisions of Condition 10 (Events of Default), and (y) any amendments to reflect UBS Group AG's guarantee  described  in  subclause  (a)(iii)  of  Condition  13 (Issuer  Substitution)),  or

(ii) formal,  minor  or  technical  in  nature,  or  (iii)  necessary  to  correct  a  manifest  error,  or

(iv) not materially  prejudicial  to  the  interests  of  the  Holders.

(c)                  The Issuer  shall  notify  the  Holders  of  any  amendments  made  pursuant  to  clause  (b)  of  this  Condition 11 in accordance with Condition 12 (Notices), which notice shall state the date on which such  amendment  will  be effective.

(d)                  Any amendment made pursuant to this Condition 11 will be binding on the Holders in accordance  with  its  terms.

12.                 NOTICES

So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the  Issuer  (a) by means  of  electronic  publication  on  the  internet  website  of  SIX  Exchange  Regulation Ltd (https://www.ser-ag.com), where notices are as at the Issue Date published under the  address  https://www.ser-ag.com/en/resources/notifications-market-participants/official-  notices.html#/, or (b) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice will be validly given on the date of such publication or, if published more than once, on the date of the first  such  publication.

If the  Notes  are  for  any  reason  no  longer  listed  on  the  SIX  Swiss  Exchange,  notices  to  Holders  will  be given by the Issuer to the Intermediary for forwarding to the Holders. Any such notice will be validly given on  the date of delivery to the  Intermediary.

13.                 ISSUER SUBSTITUTION

(a)                  The Issuer (for purposes of this Condition 13, the "Current Issuer") may, without the consent  of  the  Holders,  substitute  any  entity  (whether  or  not  such  entity  is  organised  under  the laws of Switzerland) (such substitute entity, the "Substitute Issuer") for itself as principal debtor under the Notes upon giving no more than 30 and no less than 10 days' notice  to the Holders in  accordance  with  Condition  12  (Notices),  provided  that:

(i)                    the Substitute Issuer is UBS Group AG or at least 95 per cent. of the Substitute Issuer's  capital  and  voting  rights   are   held,   directly   or   indirectly,   by UBS  Group  AG;

(ii)                  the Current Issuer is not in default in respect of any amount payable under the Notes  at the time of such substitution;

(iii)                if the Substitute Issuer is not UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the Holders, pursuant to article 111 of the Swiss Code and on a subordinated basis corresponding mutatis mutandis to  Condition 3 (Status  and  Subordination),  the  due  and  punctual  payment  of  principal and interest and all other amounts due and payable by the Substitute Issuer under, or in respect of, the Notes upon receipt of the written request for payment of the relevant amount, and on the terms whereby subclause (iii) of Condition 4(j) (Cancellation  of  interest;  prohibited  interest),  Condition 8 (Taxation), Condition 10 (Events of Default) and Condition 16 (No Set-off by Holders) apply to UBS Group AG and to its obligations under such guarantee either by making the necessary consequential amendments to such Conditions or including such Conditions applicable to UBS Group AG and to its obligations under such guarantee in such guarantee itself, as applicable;

(iv)                 the Current  Issuer  and  the  Substitute  Issuer  (A)  have  entered  into  such  documents  (the  "Substitution  Documents")  as  are  necessary  to  give  effect  to  such  substitution and pursuant to which the Substitute Issuer has (x) undertaken in favour  of  each  Holder  to  be  bound  by  these  Terms  and  Conditions  as  the  principal  debtor  (on  a  subordinated  basis  corresponding  to  Condition 3 (Status  and  Subordination)) under the Notes in place of the Current Issuer and (y) assumed the  obligations  of  the  Current  Issuer  under  the  Agency  Agreement,  and

(B) procure that all action, conditions and things required to be taken, fulfilled and  done  (including,  without  limitation,  the  obtaining  of  any  necessary  consents)  to  ensure  that  the  Substitution  Documents  represent  valid,  legally  binding  and enforceable obligations  of  the  Substitute  Issuer  have  been  taken,  fulfilled  and  done  and  are in full  force and effect;

(v)                  if the Substitute Issuer is resident for tax purposes in a jurisdiction (the "New  Residence")  other  than  that  in  which  the  Current  Issuer  prior  to  such  substitution  was  resident  for  tax  purposes  (the  "Former  Residence"),  the  Substitution  Documents contain an undertaking by the Substitute Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8 (Taxation)  in relation to the payment of all amounts due and payable under, or in respect of, the  Notes  and  in  relation  to  the  guarantee  referred  to  in  subclause  (iii)  above,  with,  in the case of the Notes but not such guarantee, the substitution of references to the Former Residence with references to the New Residence, and an undertaking by  the  Substitute  Issuer  to  indemnify  each  Holder  against  any  Tax  that  is  imposed  on it by (or by any authority in or of) the New Residence and, if different, the jurisdiction of the Substitute Issuer's organisation with respect to any Note and that would not have been so imposed had the substitution not been made, as well as  against  any Tax, and  any cost or  expense, relating to such substitution;

(vi)                 if the  Substitute  Issuer  is  not  UBS Group AG, FINMA  has  approved  such  substitution (if such approval is then required under applicable Swiss laws and regulations), and the Current Issuer and the Substitute Issuer have obtained all other  necessary  governmental  and  other  approvals  and  consents  for  such  substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

(vii)               if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive  service  of  process  on  its  behalf  in  relation  to  any  legal  proceedings  arising  out  of  or in connection  with  the Notes;

(viii)             the Substitute Issuer has appointed a Paying Agent in Switzerland that is a participant  in  the  Intermediary;  and

(ix)                 such substitution does not  give  rise  to a Tax Event or  a  Regulatory  Event.

(b)                  Upon any substitution pursuant to clause (a) of this Condition 13, (i) the Substitute Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Current Issuer under the Notes with the same effect as if the Substitute Issuer had been named  as  Issuer  in  these  Terms  and  Conditions,  and  (ii)  the  Current  Issuer  will  be  released  from its obligations  under the Notes.

(c)                  After giving  effect  to  any  substitution  pursuant  to  clause  (a)  of  this  Condition  13,

(i)     references to  the  "Issuer"  in  the  Notes  and  these  Terms  and  Conditions  will  be  references  to  the  Substitute  Issuer,  and  (ii)  references  to  the  "Tax  Jurisdiction"  in  the  Notes  and these Terms and Conditions will be read and construed as including the jurisdiction of establishment of the Substitute Issuer and, if different, the jurisdiction in which the Substitute Issuer is resident for tax purposes instead of or in addition to (as the case may be) references to the jurisdiction of establishment  of the Issuer and Switzerland.

14.                 FURTHER ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects  except  for  the  issue  date  and/or  first  date  on  which  interest  is  paid),  such  further  notes  will  be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 14, references in these Terms and Conditions to "Notes" include such further  notes, unless the context otherwise requires.

15.                 CURRENCY INDEMNITY

Any amount  received  or  recovered  by  any  Holder  in  a  currency  other  than  CHF  (whether  as  a  result  of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) under the Notes will only constitute a discharge  of  the  Issuer  to  the  extent  of  the  amount  in  CHF  that  such  Holder  is  able  to  purchase  with  the  amount  so  received  or  recovered  in  such  other  currency  on  the  date  of  such  receipt  or  recovery  (or, if it is not practicable to purchase CHF with such amount on such date, on the first date on which it is practicable to do so). If the amount of CHF that such Holder is able to purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such  Holder  against  any  loss  sustained  by  it  as  a  result.  In  addition,  the  Issuer  shall  indemnify  such  Holder  for  the  costs  of  making  such  purchase.  For  purposes  of  this  Condition  15,  it is  sufficient  for  the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 15 will (a) constitute a separate and independent obligation  from  the  Issuer's  other  obligations  hereunder,  (b) give rise  to  a  separate  and  independent  cause  of  action,  (c)  apply  irrespective  of  any  indulgence  granted  by  any  Holder  and  (d)  continue  in  full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect  of any amount  due under the  Notes  or  any  other  judgment  or  order.

16.                 NO SET-OFF  BY  HOLDERS

Subject to  applicable  law,  each  Holder,  by  acceptance  of  any  direct  or  beneficial  interest  in  a  Note,  agrees that it will not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection  with, the Notes.

17.                 NO CONVERSION

Notwithstanding the powers of FINMA under articles 25 et seq. of the FBA or pursuant to any successor  or  analogous  Swiss  law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland such as UBS Group AG, the Notes shall under no circumstances be converted into equity  of  the  Issuer, and shall only absorb losses pursuant  to  these  Terms  and Conditions.

18.                 GOVERNING LAW  AND  JURISDICTION

(a)                  The Notes  shall  be  governed  by  and  construed  in  accordance  with  the  laws  of  Switzerland.

(b)                  The courts of the  Canton  of  Zurich  (venue  being  the  City  of Zurich) shall  have  exclusive  jurisdiction to settle any disputes that may arise out  of  or in connection  with  the  Notes.